Exhibit 5.1
[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]
January 25, 2010
Symetra Financial Corporation
8,616,840 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel for Symetra Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 8,616,840 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Symetra Financial Corporation Equity Plan and the Symetra Financial Corporation Employee Stock Purchase Plan (collectively, the “Stock Plans”).
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Bylaws of the Company; (c) resolutions adopted by the board of directors of the Company; and (d) the Stock Plans.
     Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Stock Plans will be validly issued, fully paid and nonassessable.
     We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Cravath, Swaine & Moore LLP
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004